Exhibit 99.6
AMENDMENT NO. 5 TO
PROFIT SHARING PLAN FOR EMPLOYEES OF
TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS
RESTATED EFFECTIVE JANUARY 1, 2005
          WHEREAS, TRINITY INDUSTRIES, INC., a Delaware corporation (the “Company”), has heretofore adopted the PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS RESTATED EFFECTIVE JANUARY 1, 2005 (the “Plan”); and
          WHEREAS, pursuant to those provisions of the Plan permitting the Company to amend the Plan from time to time, the Company desires to amend the Plan as described herein;
          NOW THEREFORE, the Plan is hereby amended as follows, effective January 1, 2009:
1. Section 4.01(b)(1) of the Plan is hereby amended to be and read as follows:
(1)	In General. For each Plan Year, the Company may make an Employer Matching Contribution on behalf of each Participant for whom a contribution was made pursuant to paragraph (a) of this Section 4.01; provided, however, that no such Contribution shall be made prior to the first day of the Plan Year in which such Participant completes one (1) year of Service. Such Contributions, if made, shall equal an amount which, when added to the Forfeitures which have become available for application as of the end of the Year pursuant to Section 4.03 hereof, will be sufficient to credit each such Participant’s Employer Matching Contribution Account with an amount equal to a percentage of that portion of the Participant’s salary reduction for such Year, pursuant to Section 4.02 hereof, which does not exceed six percent (6%) of his Compensation for such Year, based on his years of Service as follows:

YEARS OF SERVICE	APPLICABLE PERCENTAGE
Less than 1	0%
1 but less than 2	25%
2 but less than 3	30%
3 but less than 4	35%
4 but less than 5	40%
5 or more	50%

For purposes of determining a Participant’s Employer Matching Contribution under this paragraph (b)(1), if a Participant’s Employment Commencement Date is any date on or after January 1, 2001 and on or before March 31, 2001, and such Participant is employed by an Employer as of the last day of the Short Plan Year, he shall be credited with a year of Service for such Short Plan Year.
Notwithstanding the preceding provisions of this paragraph (b), no portion of a Participant’s salary reduction shall be taken into account for purposes of this computation if, prior to the end of such Plan Year, such portion (including any portion constituting a deemed distribution pursuant to Section 6.07(d) hereof) is withdrawn by, or otherwise distributed to, the Participant prior to the Participant’s attainment of age fifty-nine and one-half (59 1/2); provided, however, that if such withdrawal or distribution is due to death, Disability, or retirement, a Participant’s salary reduction shall be taken into account for purposes of this computation.
For any Year, the Company may decline to make the Employer Matching Contribution specified in this paragraph (b). In addition, the Company may decline to make any portion of the contribution specified in this paragraph (b) if it determines that such action is necessary to ensure that the discrimination requirements of Section 401(a)(4) of the Code, as amended, or the discrimination tests of Section 401(m) of the Code, as amended, are satisfied; or, alternatively, in the case of a violation of the discrimination tests of such Section 401(m), the Company may direct the Trustee to distribute “excess aggregate contributions” (as defined in Section 401(m)(6)(B) of such Code), to the Participants by or on whose behalf such contributions were made by the last day of the following year. All additional Employer Matching Contributions shall be paid to the Trustee and payment shall be made not later than the time prescribed by law for filing the consolidated Federal income tax return of the Employers, including any extensions which have been granted for the filing of such tax return.
2. Section 4.01(c) of the Plan is hereby amended to be and read as follows:
(c)	Annual Retirement Contribution.
(1)	For each Plan Year, the Company may make an Annual Retirement Contribution on behalf of Participants eligible to receive such Contribution as provided in subparagraphs (2) and (3) below. If made, the amount of the Annual Retirement Contribution to the Trust Fund on such Participant’s behalf will equal a percentage of such Participant’s Compensation for such Year based on such Participant’s Years of Service as follows:

Annual Retirement Contribution as
a Percentage of Participant’s
Participant’s Years of Service	Compensation
0	1.0%
1	1.2%
2	1.4%
3	1.6%
4	1.8%
5	2.0%
6	2.2%
7	2.4%
8	2.6%
9	2.8%
10 or more	3.0%
(2)	A Participant shall be eligible to receive an allocation of an Annual Retirement Contribution, if made, if the Participant is employed by an Employer on the last day of the Plan Year for which such Contribution is made; provided, however, that a Participant who died, became Disabled, or retired after reaching his normal retirement date during the Plan Year shall not be ineligible to receive such an allocation solely by reason of not being employed by an Employer on the last day of the Plan Year for which such Contribution is made.

(3)	The following Participants are not eligible to receive an allocation of an Annual Retirement Contribution:
(A)	A Participant who is subject to a collective bargaining agreement.

(B)	A Participant who is eligible for active participation in a defined benefit pension plan sponsored by an Employer or an Affiliate; provided, however, that “Active Participants” and “Frozen Benefit Participants” in the Trinity Industries, Inc. Standard Pension Plan, as such terms are defined under such Plan as of March 31, 2009, are eligible for allocation of an Annual Retirement Contribution.
(4)	For any Year, the Company may decline to make the Annual Retirement Contribution specified in paragraph (1) of this Section 4.01(c).

(5)	The Annual Retirement Contribution shall be paid to the Trustee in accordance with Section 4.01(e) hereof.
3. Section 4.01(e) of the Plan is hereby amended to be and read as follows:
(e)	Limitations. All contributions of an Employer shall be made from consolidated current earnings, as computed in accordance with accepted accounting practices, before deduction of Federal income taxes and reserves for contingencies, if any, other than reasonable reserves of a type or character allowed or allowable for

Federal income tax purposes, and before deduction of any contributions hereunder. In no event, however, shall the Employer Contributions and Salary Reduction Contributions for any Year exceed the amount deductible for such Year for income tax purposes (on a consolidated return basis) as a contribution to the Trust under the applicable provisions of the Code. The Employer shall pay all Employer Contributions for a Plan Year, if made, to the Trust Fund at any time and from time to time, except that the total Employer Contribution for any Plan Year shall be paid in full not later than the time prescribed by Section 404(a)(6) of the Code to enable the Employer to obtain a deduction on its federal income tax return for the Employer’s taxable year. The total Employer Contribution for any Plan Year shall be deemed made on the last day of that Plan Year immediately following such contribution, except for contributions made after the end of the Plan Year, designated as attributable to the prior Plan Year and contributed within the time prescribed by Code Section 404(a)(6), which shall be deemed made on the last day of the prior Plan Year.

Further, the Employer Matching Contribution and the Annual Retirement Contribution shall not be made for a Year unless the Company’s earnings per share for such Year are sufficient to cover dividends to stockholders; provided, however, that in no event will Employer Matching Contributions and Annual Retirement Contributions be made if the Company’s net profits for such Year are less than Thirty-Three and One-Third Cents ($.33-1/3) per share; provided, however, that the Board of Directors or the Human Resources Committee of the Board of Directors, in its discretion, may elect to waive this earnings requirement or may elect not to make the Employer Matching Contribution or Annual Retirement Contribution regardless of earnings per share for such Year.

          IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on behalf of this ___day of                     , 2009, effective as stated herein.

TRINITY INDUSTRIES, INC.

By: Title:	/s/ Timothy R. Wallace Chairman, President and Chief Executive Officer
ATTEST:

/s/ Paul M. Jolas

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
          This instrument was acknowledged before me on the 19th day of March, 2009, by /s/ Timothy Wallace of Trinity Industries, Inc., a Delaware corporation, on behalf of said corporation.

Rachelle D. Merryman Notary Public in and for the State of Texas
My Commission Expires:

01/20/2013

5